Exhibit 4(g)(2)

EXECUTION COPY

AMENDMENT NO. 1 TO THE

CREDIT AGREEMENT

Dated as of October 27, 2008

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT among XEROX CORPORATION, a New York corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Citibank, N.A., as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders and the Agent have entered into an Amended and Restated Credit Agreement dated as of April 30, 2007 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

Section 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) The definitions of “Applicable Margin”, “Applicable Percentage”, “Base Rate” and “Termination Date” in Section 1.01 are amended in full to read as follows:

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin
Level 1 A-/A3/A- or better	1.100%

Level 2 BBB+/Baa1/BBB+	1.325%

Level 3 BBB/Baa2/BBB	1.550%

Level 4 BBB-/Baa3/BBB-	2.000%

Level 5 BB+/Ba1/BB+ or below	2.125%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 A-/A3/A- or better	0.150%

Level 2 BBB+/Baa1/BBB+	0.175%

Level 3 BBB/Baa2/BBB	0.200%

Level 4 BBB-/Baa3/BBB-	0.250%

Level 5 BB+/Ba1/BB+ or below	0.375%

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate (the “Prime Rate”);

(b)  1/2 of 1% above the Federal Funds Rate; and

(c) the Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, respectively.

“Termination Date” means the earlier of (a) April 30, 2012 or, as to any Lender for which the Termination Date is extended pursuant to Section 2.19, the date to which the Termination Date is so extended, (b) the date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01 or (c) as to any Lender who becomes a Defaulting Lender, the date of termination of such Defaulting Lender’s Commitments pursuant to Section 2.05(b); provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

(b) Section 1.01 is amended by deleting the definition of “Utilization Fee” in full.

(c) Section 1.01 is amended by adding in appropriate alphabetical order the following new definitions:

“Applicable Utilization Fee” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date and the Usage as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Utilization Fee (Usage < 25%)	Applicable Utilization Fee (Usage ≥ 25% but < 50%)	Applicable Utilization Fee (Usage ≥ 50% but < 75%)	Applicable Utilization Fee (Usage ≥ 75%)
Level 1 A-/A3/A- or better	0.000%	0.250%	0.750%	1.000%

Level 2 BBB+/Baa1/BBB+	0.000%	0.250%	0.750%	1.250%

Level 3 BBB/Baa2/BBB	0.000%	0.500%	1.000%	1.500%

Level 4 BBB-/Baa3/BBB-	0.000%	0.500%	1.000%	1.500%

Level 5 BB+/Ba1/BB+ or below	0.000%	0.500%	1.000%	1.500%

“Defaulting Lender” means any Lender that (a) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, (b) has had a receiver or conservator appointed with respect to such Lender (or any parent company of such Lender) at the direction or request of any regulatory agency or authority (or similar regulatory action has been take with respect to such Lender) or (c) has failed to fund any portion of the Advances within one Business Day of the date required to be funded by it hereunder, unless such failure is the subject of a good faith dispute and such Lender has notified the Borrower of the nature thereof in reasonable detail.

“Usage” means, on any date, a fraction, the numerator of which is the sum of (a) aggregate principal amount of the Advances on such date plus (b) the Available Amount of Letters of Credit Outstanding on such date minus the amount on deposited in the L/C Cash Deposit Account, and the denominator of which is the aggregate Commitments on such date, expressed as a percentage.

(d) Section 2.04(b) is amended by deleting the term “Utilization Fee” and substituting therefor the term “Applicable Utilization Fee”.

(e) Section 2.05 is amended in full to read as follows:

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least two Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided, however, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Non-Ratable Reduction. The Company shall have the right, at any time, upon at least ten Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitments. Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice and, in the case of Eurocurrency Rate, on the last day of the then current Interest Period relating to such Advance. Upon termination of a

Lender’s Commitments under this Section 2.05(b), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued facility fees or Letter of Credit fees payable to such Lender pursuant to the provisions of Section 2.04, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and, if such Lender is an Issuing Bank, shall pay to the Agent for deposit in the L/C Cash Deposit Account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank, and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 2.11, 2.14 and 9.04, and, in the case of an Issuing Bank, Sections 2.04(b) and 6.02, and its obligations under Section 8.05 shall survive such release and discharge as to matters occurring prior to such date. Subject to Section 2.18, the aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.05(b) may not be reinstated.

(f) Section 2.07(a) is amended by deleting the term “Utilization Fee” and substituting therefor the term “Applicable Utilization Fee” in both places such term appears.

(g) Section 3.03(a) is amended to add a new clause (iii) to as follows:

(iii) the Company’s ratio of Debt for Borrowed Money, after giving effect to such Borrowing or issuance, to Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which final financial statements are available shall not be greater than 3.75:1.

(h) Section 5.02(a)(vi) is amended by deleting the figure “$750,000,000” and substituting therefor the figure “$375,000,000” and by deleting the figure “$350,000,000” and substituting therefor the figure “$175,000,000” .

(i) Section 5.02(c)(viii) is amended by deleting the figure “$750,000,000” and substituting therefor the figure “$375,000,000” and by deleting the figure “$350,000,000” and substituting therefor the figure “$175,000,000”.

(j) Section 5.03(a) is amended in full to read as follows:

(a) Leverage Ratio. Maintain a ratio of Debt for Borrowed Money as of the end of such Fiscal Quarter to Consolidated EBITDA for the period of four Fiscal Quarters then ended of not greater than 3.75:1.

(k) Section 9.07(a) is amended by inserting the words “or such Lender becoming a Defaulting Lender” after the word “Section 2.11 or 2.14” the first time they appear in such Section.

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Amendment executed by the Borrower and the Required Lenders and the Agent shall have additionally received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Agent:

(a) Certified copies of (i) the resolutions of the Board of Directors of the Company approving this Amendment and the matters contemplated hereby and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby and thereby.

(b) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Amendment and the other documents to be delivered hereunder.

(c) Favorable opinions of (A) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Borrower, and (B) Don H. Liu, General Counsel of the Company, substantially in the form of Exhibits D-1 and D-2 to the Credit Agreement, respectively.

(d) A certificate signed by a duly authorized officer of the Company stating that:

(i) The representations and warranties contained in Section 3 of this Amendment and in Section 4.01 of the Credit Agreement are correct on and as of the date of such certificate as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date), before and after giving effect to this Amendment, as though made on and as of such date; and

(ii) No event has occurred and is continuing that constitutes a Default.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The execution, delivery and performance by the Company of this Amendment and the Credit Agreement and the Notes, as amended hereby, within the Company’s corporate or similar powers, have been duly authorized by all necessary corporate or similar action, and do not contravene (i) the Company’s organizational documents or by-laws, (ii) any law applicable to the Company or (iii) any indenture or other agreement governing Debt or other material agreement or other instrument binding upon the Company, any of its Subsidiaries or any of their properties, or give rise to a right thereunder to require the Company or any of its Subsidiaries to make any payment thereunder.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of this Amendment or the Credit Agreement and the Notes, as amended hereby, except as have been obtained or made and are in full force and effect or where the failure to obtain the same would not have a Material Adverse Effect.

(c) This Amendment has been duly executed and delivered by the Company. This Amendment and each of the Credit Agreement and the Notes, as amended hereby, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) There is no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Amendment or the Credit Agreement and the Notes, as amended hereby.

SECTION 4. Reference to and Effect on the Credit Agreement and the Notes. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5. Costs and Expenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

XEROX CORPORATION

By
Title:

CITIBANK, N.A., as Agent and as Lender

By
Title:

JPMORGAN CHASE BANK, N.A.

By
Title:

BANK OF AMERICA, N.A.

By
Title:

BARCLAYS BANK PLC

By
Title:

BNP PARIBAS

By
Title:

By
Title:

DEUTSCHE BANK AG NEW YORK BRANCH

By
Title:

By
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By
Title:

MERRILL LYNCH BANK USA

By
Title:

UBS LOAN FINANCE LLC

By
Title:

WILLIAM STREET COMMITMENT CORPORATION

By
Title:

LEHMAN COMMERCIAL PAPER INC.

By
Title:

MIZUHO CORPORATE BANK, LTD.

By
Title:

THE NORTHERN TRUST COMPANY

By
Title:

THE BANK OF NEW YORK MELLON

By
Title:

DANSKE BANK A/S

By
Title:

PNC BANK, NATIONAL ASSOCIATION

By
Title:

STATE STREET BANK AND TRUST COMPANY

By
Title:

U.S. BANK, N.A.

By
Title:

INTESA SANPAOLA S.P.A.

By
Title: